                                                                                                                                                                                      Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media
Lynne Baker
847-851-7006

Investors
Karen King
847-585-3899

www.careered.com

AMERICAN INTERCONTINENTAL UNIVERSITY ANNOUNCES
POSITIVE RESULT IN ACCREDITATION REVIEW

University Removed from Probationary Status; Remains in Good Standing with Accreditor

HOFFMAN ESTATES, ILL. -- (December 11, 2007) -- Career Education Corporation (NASDAQ: CECO) today announced that American InterContinental University (AIU) has been removed from probation by the Commission on Colleges of the Southern Association of Colleges and Schools (SACS). As a result, AIU’s accreditation continues in good standing.

SACS placed AIU on probation in December 2005, setting in motion extensive actions by the University to meet the accrediting agency’s concerns. In October 2007, after visiting several AIU campuses, the Special Committee of the Commission on Colleges of SACS informed University officials that its final report would contain no recommendations for further corrective action.

“We are gratified that the effort and hard work on the part of our leadership, our faculty, and our staff have been acknowledged by our accreditor,” said Dr. George Miller, chief executive officer of American InterContinental University. “We believe that the process over the past two years has been a productive experience for the University and for our students, and today we are a much stronger institution. We look forward to continuing to provide our students with a quality education that meets or exceeds the high standards set by SACS. I am particularly gratified that throughout this process the quality of AIU’s academic programs was never in question.”

During the course of implementing its improvements, AIU – which includes six on-ground campuses and AIU Online – documented the changes made and submitted a monitoring report to the accreditor prior to the Special Committee’s October visit. SACS made the announcement that it had removed AIU from probationary status at its annual meeting, held December 8-11, in New Orleans, Louisiana.

“Today’s announcement by SACS is a significant milestone for AIU and an important step forward in the ongoing turnaround of Career Education Corporation,” said Gary E. McCullough, Career Education Corporation’s president and chief executive officer. “Our most valuable asset as an organization is our reputation for delivering high-quality educational programs, and we are fully committed to maintaining and enhancing this standard of excellence across the company.”

About American InterContinental University and AIU Online
American InterContinental University is accredited by the Commission on Colleges of the Southern Association of Colleges and Schools to award associate, bachelor’s, and master’s degrees. This umbrella accreditation includes the following branch campuses of the University: AIU Los Angeles, AIU Buckhead; AIU Dunwoody; AIU South Florida; AIU London; AIU Houston; and AIU Online (originating in Illinois). For more information, please visit www.aiuniv.edu. American InterContinental University Online (AIU Online) is the web-based virtual campus of American InterContinental University. For more information, please visit www.aiuonline.edu.

About Career Education Corporation
The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to a diverse population of approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the United States and in Canada, France, Italy, and the United Kingdom, and offer doctoral, master's, bachelor's, and associate degrees as well as diploma and certificate programs. Approximately one-third of our students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute; the International Academy of Design & Technology; American InterContinental University; Colorado Technical University, and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding careers.

For more information, see the company’s website at www.careered.com. The company's website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

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